October 29, 2024
Hayward Holdings Announces Third Quarter Fiscal Year 2024 Financial Results

THIRD QUARTER FISCAL 2024 SUMMARY
•Net Sales increased 3% year-over-year to $227.6 million
•Net Income increased 40% year-over-year to $16.5 million
•Adjusted EBITDA* increased 8% year-over-year to $51.1 million
•Diluted EPS increased 40% year-over-year to $0.07 and adjusted diluted EPS* increased 22% year-over-year to $0.11
•Year-to-date cash flow from operations increased 27% year-over-year to $275.8 million

CHARLOTTE, N.C. -- (BUSINESS WIRE) -- Hayward Holdings, Inc. (NYSE: HAYW) (“Hayward” or the “Company”), a global designer, manufacturer and marketer of a broad portfolio of pool and outdoor living technology, today announced financial results for the third quarter ended September 28, 2024 of its fiscal year 2024. Comparisons are to financial results for the prior-year third fiscal quarter.
CEO COMMENTS
“I am pleased to report third quarter results consistent with expectations,” said Kevin Holleran, Hayward’s President and Chief Executive Officer. “We delivered sales and earnings growth, strong gross profit margin expansion, and increased cash flow. This performance enabled us to reduce net leverage into our targeted range. ChlorKing performed well in the first full quarter of ownership, and we are already seeing the synergies of the integration with Hayward’s existing commercial pool business. The early buy program is progressing in line with our expected participation. We continue to execute our growth strategy by advancing our technology leadership position with innovative connected pool solutions, leveraging our culture of continuous improvement and operational excellence, and expanding customer relationships. We are updating our 2024 outlook to reflect modestly improved sales and profitability.”
THIRD QUARTER FISCAL 2024 CONSOLIDATED RESULTS
Net sales increased by 3% to $227.6 million for the third quarter of fiscal 2024. The increase in net sales during the quarter was the result of positive net price impact including normalized allowances and discounts and the positive impact from acquisitions, partially offset by reduced volumes. The decrease in volume resulted from market declines in the Middle East and Asia and lower new construction and remodel activity in the U.S..
Gross profit increased by 7% to $113.1 million for the third quarter of fiscal 2024. Gross profit margin increased 190 basis points to 49.7%. The increase in gross profit margin was primarily due to operational efficiencies in our manufacturing facilities and net price increases, including normalized allowances and discounts, partially offset by a non-cash increase to cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the acquisition of the ChlorKing business.
Selling, general, and administrative expense (“SG&A”) increased by 9% to $64.5 million for the third quarter of fiscal 2024. The increase in SG&A was primarily due to higher salary costs driven by wage inflation and investments in our customer care and selling teams, discrete legal expenses and increased professional service costs. As a percentage of net sales, SG&A increased 130 basis points to 28.3%, compared to the prior-year period of 27.0%, driven by the factors discussed above. Research, development, and engineering expenses were $6.4 million for the third quarter of fiscal 2024, or 3% of net sales, as compared to $6.2 million for the prior-year period, or 3% of net sales.
Operating income increased by 16% to $33.4 million for the third quarter of fiscal 2024, due to the aggregated effects of the items described above. Operating income as a percentage of net sales (“operating margin”) was 14.7% for the third quarter of fiscal 2024, a 160 basis point increase from the 13.1% operating margin in the prior-year period.
Interest expense, net, decreased by 24% to $13.2 million for the third quarter of fiscal 2024 primarily due to the repayment of the Incremental Term Loan B principal balance in April 2024 and higher interest income on cash investment balances.

Income tax expense for the third quarter of fiscal 2024 was $4.4 million, for an effective tax rate of 21.1%, compared to an income tax benefit of $2.3 million, for an effective tax rate of (23.7)%, for the prior-year period. The change in the effective tax rate was primarily due to the exercise of stock options, the release of the valuation allowance against foreign tax credit carryovers and return-to-provision adjustments during the prior-year period.
Net income increased by 40% to $16.5 million for the third quarter of fiscal 2024. Net income margin expanded 190 basis points to 7.3%.
Adjusted EBITDA* increased by 8% to $51.1 million for the third quarter of fiscal 2024 from $47.2 million in the prior-year period. Adjusted EBITDA margin* expanded 110 basis points to 22.5%.
Diluted EPS increased by 40% to $0.07 for the third quarter of fiscal 2024. Adjusted diluted EPS* increased by 22% to $0.11 for the third quarter of fiscal 2024.
THIRD QUARTER FISCAL 2024 SEGMENT RESULTS
North America
Net sales increased by 5% to $195.0 million for the third quarter of fiscal 2024. The increase was driven by positive net price impact including normalized allowances and discounts, the positive impact from acquisitions and volume growth in Canada, partially offset by a decline in volume in the US due to lower new construction and remodels.
Segment income increased by 29% to $51.6 million for the third quarter of fiscal 2024. Adjusted segment income* increased by 29% to $59.5 million.
Europe & Rest of World
Net sales decreased by 7% to $32.6 million for the third quarter of fiscal 2024. The decline was primarily due to a decline in volume, partially offset by the favorable impact of net price. The decline in volume is driven primarily by market declines in the Middle East and Asia.
Segment income decreased by 61% to $2.5 million for the third quarter of fiscal 2024. Adjusted segment income* decreased by 59% to $2.7 million.
BALANCE SHEET AND CASH FLOW
As of September 28, 2024, Hayward had cash and cash equivalents of $274.2 million and approximately $114.3 million available for future borrowings under its revolving credit facilities. Cash flow provided by operations for the nine months ended September 28, 2024 of $275.8 million was an increase of $58.8 million from the prior-year period. The increase in cash provided was primarily driven by greater cash generated by working capital compared to the prior-year period and due to an increase in net income.
OUTLOOK
Hayward is refining its full-year 2024 guidance ranges to reflect continued strong execution resulting in modestly improved sales and profitability. For fiscal year 2024, Hayward now expects net sales of $1.020 billion to $1.040 billion, or an increase of approximately 3% to 5% from fiscal year 2023, compared to our prior guidance of $1.010 billion to $1.040 billion. We now expect Adjusted EBITDA* of $260 million to $270 million, or an increase of approximately 5% to 9% from fiscal year 2023, compared to our prior guidance of $255 million to $270 million.
The pool industry remains attractive and benefits from sustainable secular demand trends in outdoor living. Hayward continues to leverage its competitive advantages and drive increasing adoption of its leading SmartPad™ pool equipment products both in new construction and the aftermarket, which has historically represented approximately 80% of net sales. Hayward is confident in its long-term outlook for profitable growth and robust cash flow generation, driven by its technology leadership, operational excellence, strong brand and installed base, and multi-channel capabilities.
Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to Hayward’s outlook.
CONFERENCE CALL INFORMATION
Hayward will hold a conference call to discuss the results today, October 29, 2024 at 9:00 a.m. (ET).
Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at https://investor.hayward.com/events-and-presentations/default.aspx. An earnings presentation will be posted to the Investor Relations section of the company’s website prior to the conference call.
The conference call can also be accessed by dialing (877) 423-9813 or (201) 689-8573.

For those unable to listen to the live conference call, a replay will be available approximately three hours after the call through the archived webcast on the Hayward website or by dialing (844) 512-2921 or (412) 317-6671. The access code for the replay is 13749102. The replay will be available until 11:59 p.m. Eastern Time on November 12, 2024.
ABOUT HAYWARD HOLDINGS, INC.
Hayward Holdings, Inc. (NYSE: HAYW) is a leading global designer and manufacturer of pool and outdoor living technology. With a mission to deliver exceptional products, outstanding service and innovative solutions to transform the experience of water, Hayward offers a full line of energy-efficient and sustainable residential and commercial pool equipment including pumps, heaters, sanitizers, filters, LED lighting, water features, and cleaners all digitally connected through Hayward’s intuitive IoT-enabled SmartPad™.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain statements that are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (the “Act”) and releases issued by the Securities and Exchange Commission (the “SEC”). Such forward-looking statements relating to Hayward are based on the beliefs of Hayward’s management as well as assumptions made by, and information currently available to it. These forward-looking statements include, but are not limited to, statements about Hayward’s strategies, plans, objectives, expectations, intentions, expenditures and assumptions and other statements contained in or incorporated by reference in this earnings release that are not historical facts. When used in this document, words such as “guidance,” “outlook,” “may,” “will,” “should,” “could,” “intend,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “expect,” “plan,” “target,” “predict,” “project,” “seek” and similar expressions as they relate to Hayward are intended to identify forward-looking statements. Hayward believes that it is important to communicate its future expectations to its stockholders, and it therefore makes forward-looking statements in reliance upon the safe harbor provisions of the Act. However, there may be events in the future that Hayward is not able to accurately predict or control, and actual results may differ materially from the expectations it describes in its forward-looking statements.
Examples of forward-looking statements include, among others, statements Hayward makes regarding: Hayward’s 2024 guidance and outlook; business plans and objectives; general economic and industry trends; business prospects; future product development and acquisition strategies; future channel stocking levels; and growth and expansion opportunities. The forward-looking statements in this earnings release are only predictions. Hayward may not achieve the plans, intentions or expectations disclosed in Hayward’s forward-looking statements, and you should not place significant reliance on its forward-looking statements. Hayward has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. Moreover, neither Hayward nor any other person assumes responsibility for the accuracy and completeness of forward-looking statements taken from third-party industry and market reports.
Important factors that could affect Hayward’s future results and could cause those results or other outcomes to differ materially from those indicated in its forward-looking statements include the following: its relationships with and the performance of distributors, builders, buying groups, retailers and servicers who sell Hayward’s products to pool owners; impacts on Hayward’s business from the sensitivity of its business to seasonality and unfavorable economic business and weather conditions; competition from national and global companies, as well as lower-cost manufacturers; Hayward’s ability to develop, manufacture and effectively and profitably market and sell its new planned and future products; its ability to execute on its growth strategies and expansion opportunities; Hayward’s exposure to credit risk on its accounts receivable, impacts on Hayward’s business from political, regulatory, economic, trade, and other risks associated with operating foreign businesses, including risks associated with geopolitical conflict; its ability to maintain favorable relationships with suppliers and manage disruptions to its global supply chain and the availability of raw materials; Hayward’s ability to identify emerging technological and other trends in its target end markets; failure of markets to accept new product introductions and enhancements; the ability to successfully identify, finance, complete and integrate acquisitions; its reliance on information technology systems and susceptibility to threats to those systems, including cybersecurity threats, and risks arising from its collection and use of personal information data; regulatory changes and developments affecting Hayward’s current and future products; volatility in currency exchange rates and interest rates; Hayward’s ability to service its existing indebtedness and obtain additional capital to finance operations and its growth opportunities; Hayward’s ability to establish, maintain and effectively enforce intellectual property protection for its products, as well as its ability to operate its business without infringing, misappropriating or otherwise violating the intellectual property rights of others; the impact of material cost and other inflation; Hayward’s ability to attract and retain senior management and other qualified personnel; the impact of changes in laws, regulations and administrative policy, including those that limit U.S. tax benefits, impact trade agreements and tariffs, or address the impacts of climate change; the outcome of litigation and governmental proceedings; impacts on Hayward’s product manufacturing disruptions, including as a result of catastrophic and other events beyond its control; uncertainties related to distribution channel inventory practices and the impact on net sales volumes; Hayward’s ability to realize cost savings from restructuring activities; Hayward’s and its customers’ ability to manage product inventory in an effective and efficient manner; and other factors set forth in Hayward’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

Many of these factors are macroeconomic in nature and are, therefore, beyond Hayward’s control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, Hayward’s actual results, performance or achievements may vary materially from those described in this earnings release as anticipated, believed, estimated, expected, intended, planned or projected. The forward-looking statements included in this earnings release are made only as of the date of this earnings release. Unless required by United States federal securities laws, Hayward neither intends nor assumes any obligation to update these forward-looking statements for any reason after the date of this earnings release to conform these statements to actual results or to changes in Hayward’s expectations.
*NON-GAAP FINANCIAL MEASURES
This earnings release includes certain financial measures not presented in accordance with the generally accepted accounting principles in the United States (“GAAP”) including adjusted net income, adjusted basic EPS, adjusted diluted EPS, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted segment income and adjusted segment income margin. These financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing the Company’s financial results. Hayward believes these non-GAAP measures provide analysts, investors and other interested parties with additional insight into the underlying trends of its business and assist these parties in analyzing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance, which allows for a better comparison against historical results and expectations for future performance. Management uses these non-GAAP measures to understand and compare operating results across reporting periods for various purposes including internal budgeting and forecasting, short and long-term operating planning, employee incentive compensation, and debt compliance. Therefore, these measures should not be considered in isolation or as an alternative to net income, segment income or other measures of profitability, performance or financial condition under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly titled measures used by other companies, which may be defined and calculated differently. See the appendix for a reconciliation of historical non-GAAP measures to the most directly comparable GAAP measures.
Reconciliation of full fiscal year 2024 adjusted EBITDA outlook to the comparable GAAP measure is not being provided, as Hayward does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation. Adjusted EBITDA outlook for full year 2024 is calculated in a manner consistent with the historical presentation of this measure in the appendix.

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	September 28, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$274,184	$178,097
Short-term investments	—	25,000
Accounts receivable, net of allowances of $2,881 and $2,870, respectively	99,932	270,875
Inventories, net	229,363	215,180
Prepaid expenses	15,541	14,331
Income tax receivable	11,634	9,994
Other current assets	18,898	11,264
Total current assets	649,552	724,741
Property, plant, and equipment, net of accumulated depreciation of $108,726 and $95,917, respectively	164,654	158,979
Goodwill	953,175	935,013
Trademark	736,000	736,000
Customer relationships, net	209,836	206,308
Other intangibles, net	92,479	94,082
Other non-current assets	84,168	91,161
Total assets	$2,889,864	$2,946,284

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$14,079	$15,088
Accounts payable	73,562	68,943
Accrued expenses and other liabilities	159,709	155,543
Income taxes payable	825	109
Total current liabilities	248,175	239,683
Long-term debt, net	959,906	1,079,280
Deferred tax liabilities, net	239,362	248,967
Other non-current liabilities	69,266	66,896
Total liabilities	1,516,709	1,634,826

Stockholders’ equity
Preferred stock, $0.001 par value, 100,000,000 authorized, no shares issued or outstanding as of September 28, 2024 and December 31, 2023	—	—
Common stock $0.001 par value, 750,000,000 authorized; 244,078,929 issued and 215,412,560 outstanding at September 28, 2024; 242,832,045 issued and 214,165,676 outstanding at December 31, 2023	244	243
Additional paid-in capital	1,089,782	1,080,894
Common stock in treasury; 28,666,369 and 28,666,369 at September 28, 2024 and December 31, 2023, respectively	(358,125)	(357,755)
Retained earnings	644,831	580,909
Accumulated other comprehensive income	(3,577)	7,167
Total stockholders’ equity	1,373,155	1,311,458
Total liabilities, redeemable stock, and stockholders’ equity	$2,889,864	$2,946,284

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Net sales	$227,569	$220,304	$724,531	$713,983
Cost of sales	114,474	114,893	361,770	374,171
Gross profit	113,095	105,411	362,761	339,812
Selling, general and administrative expense	64,509	59,454	187,678	172,057
Research, development and engineering expense	6,449	6,177	18,870	19,027
Acquisition and restructuring related expense	1,145	3,348	2,488	6,220
Amortization of intangible assets	7,576	7,523	21,425	22,777
Operating income	33,416	28,909	132,300	119,731
Interest expense, net	13,209	17,448	48,600	55,939
Loss on debt extinguishment	—	—	4,926	—
Other (income) expense, net	(705)	1,932	(1,989)	1,798
Total other expense	12,504	19,380	51,537	57,737
Income from operations before income taxes	20,912	9,529	80,763	61,994
Provision (benefit) for income taxes	4,411	(2,259)	16,841	12,343
Net income	$16,501	$11,788	$63,922	$49,651

Earnings per share
Basic	$0.08	$0.06	$0.30	$0.23
Diluted	$0.07	$0.05	$0.29	$0.23

Weighted average common shares outstanding
Basic	215,231,886	213,416,502	214,836,643	212,933,763
Diluted	221,436,206	220,863,228	221,251,355	220,634,232

Hayward Holdings, Inc. Unaudited Condensed Consolidated Statements of Cash Flows (In thousands)	Nine Months Ended
	September 28, 2024	September 30, 2023
Cash flows from operating activities
Net income	$63,922	$49,651
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	13,929	13,018
Amortization of intangible assets	26,299	27,803
Amortization of deferred debt issuance fees	3,248	3,458
Stock-based compensation	7,299	6,701
Deferred income taxes	(8,344)	(5,965)
Allowance for bad debts	(62)	(906)
Loss on debt extinguishment	4,926	—
(Gain) loss on sale of property, plant and equipment	(451)	945
Changes in operating assets and liabilities
Accounts receivable	173,400	85,216
Inventories	(4,204)	61,715
Other current and non-current assets	(6,203)	9,500
Accounts payable	2,871	(6,265)
Accrued expenses and other liabilities	(868)	(27,934)
Net cash provided by operating activities	275,762	216,937

Cash flows from investing activities
Purchases of property, plant, and equipment	(17,552)	(22,623)
Acquisitions, net of cash acquired	(61,636)	—
Proceeds from sale of property, plant, and equipment	311	13
Proceeds from short-term investments	25,000	—
Net cash used in investing activities	(53,877)	(22,610)

Cash flows from financing activities
Proceeds from revolving credit facility	—	144,100
Payments on revolving credit facility	—	(144,100)
Proceeds from issuance of long-term debt	2,886	3,320
Payments of long-term debt	(129,971)	(9,325)
Proceeds from issuance of short-term notes payable	6,340	6,130
Payments of short-term notes payable	(4,676)	(5,174)
Other, net	(427)	(149)
Net cash used in financing activities	(125,848)	(5,198)

Effect of exchange rate changes on cash and cash equivalents	50	(1,061)
Change in cash and cash equivalents	96,087	188,068
Cash and cash equivalents, beginning of period	178,097	56,177
Cash and cash equivalents, end of period	$274,184	$244,245

Supplemental disclosures of cash flow information
Cash paid-interest	$47,965	$56,438
Cash paid-income taxes	26,853	14,913
Equipment financed under finance leases	843	—

Reconciliations
Consolidated Reconciliations
Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations (Non-GAAP)
Following is a reconciliation from net income to adjusted EBITDA:

(Dollars in thousands)	Three Months Ended		Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Net income	$16,501	$11,788	$63,922	$49,651
Depreciation	4,862	4,428	13,929	13,018
Amortization	9,253	9,260	26,299	27,803
Interest expense, net	13,209	17,448	48,600	55,939
Income taxes	4,411	(2,259)	16,841	12,343
Loss on debt extinguishment	—	—	4,926	—
EBITDA	48,236	40,665	174,517	158,754
Stock-based compensation (a)	136	269	556	1,001
Currency exchange items (b)	(344)	145	(470)	1,276
Acquisition and restructuring related expense, net (c)	1,145	3,348	2,488	6,220
Other (d)	1,920	2,784	1,657	4,367
Total Adjustments	2,857	6,546	4,231	12,864
Adjusted EBITDA	$51,093	$47,211	$178,748	$171,618

Net income margin	7.3%	5.4%	8.8%	7.0%
Adjusted EBITDA margin	22.5%	21.4%	24.7%	24.0%

(a)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. The adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of Hayward’s initial public offering (the “IPO”).

(b)	Represents unrealized non-cash (gains) losses on foreign denominated monetary assets and liabilities and foreign currency contracts.
(c)
Adjustments in the three months ended September 28, 2024 are primarily driven by $0.7 million of transaction and integration costs associated with the acquisition of the ChlorKing business and $0.4 million of costs to finalize actions initiated in prior years. Adjustments in the three months ended September 30, 2023 are primarily driven by $1.9 million of separation costs associated with the centralization and consolidation of operations in Europe and $1.5 million of costs associated with the relocation of the corporate headquarters.

Adjustments in the nine months ended September 28, 2024 are primarily driven by $1.3 million of transaction and integration costs associated with the acquisition of ChlorKing, $0.7 million of separation and other costs associated with the centralization and consolidation of operations in Europe and $0.4 million of costs to finalize actions initiated in prior years. Adjustments in the nine months ended September 30, 2023 are primarily driven by $2.1 million of costs associated with the relocation of the corporate headquarters, $1.9 million of separation costs associated with the centralization and consolidation of operations in Europe, $1.3 million of separation costs associated with the enterprise cost-reduction program initiated in 2022 and $0.8 million of integration costs from prior acquisitions.

(d)
Adjustments in the three months ended September 28, 2024 are primarily driven by a $1.6 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the acquisition of the ChlorKing business and $0.3 million of costs incurred related to litigation. Adjustments in the three months ended September 30, 2023 primarily include $1.9 million of costs related to inventory and fixed assets as part of the centralization and consolidation of operations in Europe and $0.8 million of costs incurred related to the selling stockholder offerings of shares during 2023, which are reported in SG&A in the unaudited condensed consolidated statement of operations

Adjustments in the nine months ended September 28, 2024 are primarily driven by a $1.6 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the acquisition of the ChlorKing business and $0.5 million of costs incurred related to litigation, partially offset by $0.5 million of gains on the sale of assets. Adjustments in the nine months ended September 30, 2023 primarily includes $1.9 million of costs related to inventory and fixed assets as part of the centralization of operations in Europe, $1.5 million of costs associated with follow-on equity offerings, $0.4 million of transitional expenses incurred to enable go-forward public company regulatory compliance and other miscellaneous items the Company believes are not representative of its ongoing business operations.

Following is a reconciliation from net income to adjusted EBITDA for the last twelve months:

(Dollars in thousands)	Last Twelve Months(e)	Fiscal Year
	September 28, 2024	December 31, 2023
Net income	$94,958	$80,687
Depreciation	16,894	15,983
Amortization	35,575	37,079
Interest expense, net	66,245	73,584
Income taxes	24,898	20,400
Loss on debt extinguishment	4,926	—
EBITDA	243,496	227,733
Stock-based compensation (a)	825	1,270
Currency exchange items (b)	(960)	786
Acquisition and restructuring related expense, net (c)	9,481	13,213
Other (d)	1,561	4,271
Total Adjustments	10,907	19,540
Adjusted EBITDA	$254,403	$247,273

Net income margin	9.5%	8.1%
Adjusted EBITDA margin	25.4%	24.9%

(a)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. The adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of the IPO.

(b)	Represents unrealized non-cash (gains) losses on foreign denominated monetary assets and liabilities and foreign currency contracts.
(c)
Adjustments in the last twelve months ended September 28, 2024 primarily include $6.7 million of costs related to the discontinuation of a product line leading to an impairment of the associated fixed assets, inventory and intangible assets, $1.3 million of transaction and integration costs associated with the acquisition of ChlorKing, $1.2 million related to programs to centralize and consolidate operations and professional services in Europe and $0.3 million of costs to finalize actions initiated in prior years.

Adjustments in the year ended December 31, 2023 primarily include $6.7 million of costs related to the discontinuation of a product line leading to an impairment of the associated fixed assets, inventory and intangible assets, $2.4 million related to programs to centralize and consolidate operations and professional services in Europe, $1.9 million of costs associated with the relocation of the corporate headquarters, $1.2 million separation costs associated with the 2022 cost reduction program and $0.8 million of costs associated with integration costs from prior acquisitions.

(d)
Adjustments in the last twelve months ended September 28, 2024 are primarily driven by a $1.6 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the acquisition of the ChlorKing business, $0.5 million of costs incurred related to litigation, partially offset by $0.5 million of gains on the sale of assets.

Adjustments in the year ended December 31, 2023 primarily include $1.8 million related to inventory and fixed asset write-offs in Europe and $1.5 million of costs incurred related to the selling stockholder offerings of shares in March, May and August 2023, which are reported in SG&A in our consolidated statements of operations.

(e)
Items for the last twelve months ended September 28, 2024 are calculated by adding the items for the nine months ended September 28, 2024 plus fiscal year ended December 31, 2023 and subtracting the items for the nine months ended September 30, 2023.

Adjusted Net Income and Adjusted EPS Reconciliation (Non-GAAP)
Following is a reconciliation of net income to adjusted net income and earnings per share to adjusted earnings per share:

(Dollars in thousands)	Three Months Ended		Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Net income	$16,501	$11,788	$63,922	$49,651
Tax adjustments (a)	(451)	(4,401)	(2,203)	(2,905)
Other adjustments and amortization:
Stock-based compensation (b)	136	269	556	1,001
Currency exchange items (c)	(344)	145	(470)	1,276
Acquisition and restructuring related expense, net (d)	1,145	3,348	2,488	6,220
Other (e)	1,920	2,784	1,657	4,367
Total other adjustments	2,857	6,546	4,231	12,864
Loss on debt extinguishment	—	—	4,926	—
Amortization	9,253	9,260	26,299	27,803
Tax effect (f)	(2,815)	(3,554)	(8,360)	(9,838)
Adjusted net income	$25,345	$19,639	$88,815	$77,575

Weighted average number of common shares outstanding, basic	215,231,886	213,416,502	214,836,643	212,933,763
Weighted average number of common shares outstanding, diluted	221,436,206	220,863,228	221,251,355	220,634,232

Basic EPS	$0.08	$0.06	$0.30	$0.23
Diluted EPS	$0.07	$0.05	$0.29	$0.23

Adjusted basic EPS	$0.12	$0.09	$0.41	$0.36
Adjusted diluted EPS	$0.11	$0.09	$0.40	$0.35

(a)
Tax adjustments for the three and nine months ended September 28, 2024 reflect a normalized tax rate of 23.2% and 22.5%, respectively, compared to the Company’s effective tax rate of 21.1% and 20.9%, respectively. The Company’s effective tax rate for the three months ended September 28, 2024 primarily includes the tax benefits resulting from stock compensation and the nine months ended September 28, 2024 additionally includes a tax benefit resulting from a return-to-provision adjustment. Tax adjustments for the three and nine months ended September 30, 2023 reflect a normalized tax rate of 22.5% and 24.2%, respectively, compared to the Company's effective tax rate of (23.7)% and 19.9%, respectively. The Company’s effective tax rate for the three months ended September 30, 2023 includes the tax benefits resulting from the exercise of stock options, the release of the valuation allowance against foreign tax credit carryovers and prior-period return-to-provision adjustments, while the nine months ended rate includes the aforementioned items, partially offset by the impact of a discrete tax expense related to a change in the indefinite reinvestment assertion for one jurisdiction.

(b)
Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors. The adjustment includes only expense related to awards issued under the 2017 Equity Incentive Plan, which were awards granted prior to the effective date of the IPO.

(c)	Represents unrealized non-cash (gains) losses on foreign denominated monetary assets and liabilities and foreign currency contracts.
(d)	Adjustments in the three months ended September 28, 2024 are primarily driven by $0.7 million of transaction and integration costs associated with the acquisition of the ChlorKing business and $0.4 million of costs to finalize actions initiated in prior years. Adjustments in the three months ended September 30, 2023 are primarily driven by $1.9 million of separation costs associated with the centralization and consolidation of operations in Europe and $1.5 million of costs associated with the relocation of the corporate headquarters.

Adjustments in the nine months ended September 28, 2024 are primarily driven by $1.3 million of transaction and integration costs associated with the acquisition of ChlorKing, $0.7 million of separation and other costs associated with the centralization and consolidation of operations in Europe and $0.4 million of costs to finalize actions initiated in prior years. Adjustments in the nine months ended September 30, 2023 are primarily driven by $2.1 million of costs associated with the relocation of the corporate headquarters, $1.9 million of separation costs associated with the centralization and consolidation of operations in Europe, $1.3 million of separation costs associated with the enterprise cost-reduction program initiated in 2022 and $0.8 million of integration costs from prior acquisitions.
(e)	Adjustments in the three months ended September 28, 2024 are primarily driven by a $1.6 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the acquisition of the ChlorKing business and $0.3 million of costs incurred related to litigation. Adjustments in the three months ended September 30, 2023 primarily include $1.9 million of costs related to inventory and fixed assets as part of the centralization and consolidation of operations in Europe and $0.8 million of costs incurred related to the selling stockholder offerings of shares during 2023, which are reported in SG&A in the unaudited condensed consolidated statement of operations

Adjustments in the nine months ended September 28, 2024 are primarily driven by a $1.6 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the acquisition of the ChlorKing business and $0.5 million of costs incurred related to litigation, partially offset by $0.5 million of gains on the sale of assets. Adjustments in the nine months ended September 30, 2023 primarily includes $1.9 million of costs related to inventory and fixed assets as part of the centralization of operations in Europe, $1.5 million of costs associated with follow-on equity offerings, $0.4 million of transitional expenses incurred to enable go-forward public company regulatory compliance and other miscellaneous items the Company believes are not representative of its ongoing business operations.
(f)	The tax effect represents the immediately preceding adjustments at the normalized tax rates as discussed in footnote (a) above.

Segment Reconciliations
Following is a reconciliation from segment income to adjusted segment income for the North America (“NAM”) and Europe & Rest of World (“E&RW”) segments:

(Dollars in thousands)	Three Months Ended		Three Months Ended
	September 28, 2024		September 30, 2023
	NAM	E&RW	NAM	E&RW
Net sales	$194,968	$32,601	$185,070	$35,234
Gross profit	$101,877	$11,218	$91,456	$13,955
Gross profit margin %	52.3%	34.4%	49.4%	39.6%

Segment income	$51,569	$2,475	$40,108	$6,413
Depreciation	$4,404	$271	$4,027	$246
Amortization	1,677	—	1,738	—
Stock-based compensation	107	—	75	11
Other (a)	1,704	—	115	—
Total adjustments	7,892	271	5,955	257
Adjusted segment income	$59,461	$2,746	$46,063	$6,670

Segment income margin %	26.4%	7.6%	21.7%	18.2%
Adjusted segment income margin %	30.5%	8.4%	24.9%	18.9%

(a)
The three months ended September 28, 2024 primarily includes a $1.6 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the acquisition of the ChlorKing business. The three months ended September 30, 2023 includes miscellaneous items the Company believes are not representative of its ongoing business operations.

(Dollars in thousands)	Nine Months Ended		Nine Months Ended
	September 28, 2024		September 30, 2023
	NAM	E&RW	NAM	E&RW
Net sales	$609,510	$115,021	$585,126	$128,857
Gross profit	$319,184	$43,577	$288,911	$50,901
Gross profit margin %	52.4%	37.9%	49.4%	39.5%

Segment income	$166,646	$16,800	$144,346	$25,647
Depreciation	$12,619	$791	$11,952	$694
Amortization	4,874	—	5,026	—
Stock-based compensation	176	10	417	34
Other (a)	1,723	—	503	—
Total adjustments	19,392	801	17,898	728
Adjusted segment income	$186,038	$17,601	$162,244	$26,375

Segment income margin %	27.3%	14.6%	24.7%	19.9%
Adjusted segment income margin %	30.5%	15.3%	27.7%	20.5%

(a)
The nine months ended September 28, 2024 primarily includes a $1.6 million non-cash increase in cost of goods sold resulting from the fair value inventory step-up adjustment recognized as part of the purchase accounting for the acquisition of the ChlorKing business. The nine months ended September 30, 2023 includes miscellaneous items the Company believes are not representative of its ongoing business operations.

CONTACTS
Investor Relations:
Kevin Maczka
investor.relations@hayward.com
Media Relations:
Stephanie Knight
sknight@soleburystrat.com
Source: Hayward Holdings, Inc.